Exhibit 10.1
EXCHANGE AND RECAPITALIZATION AGREEMENT
     This EXCHANGE AND RECAPITALIZATION AGREEMENT, dated as of June 11, 2008 (this ” Agreement”), is by and among Simon Worldwide, Inc., a Delaware corporation (the ” Company”) and Overseas Toys, L.P. (the “ Investor”).
     WHEREAS, on November 10, 1999 the Company filed a Certificate of Designations (the ” Certificate of Designations”) relating to its Series A Senior Cumulative Participating Convertible Preferred Stock, par value $.01 per share (the “ Series A Preferred Stock”);
     WHEREAS, the Investor purchased the initial shares of Series A Preferred Stock pursuant to that certain Securities Purchase Agreement dated as of September 1, 1999 (the “ Securities Purchase Agreement”);
     WHEREAS, as of the date hereof, the Company has outstanding 34,374 shares of Series A Preferred Stock and all of such outstanding shares and any additional shares hereafter issued in respect of unpaid dividends thereon (collectively, the “ Series A Preferred Shares”) are and will be held by the Investor;
     WHEREAS, the liquidation preference to which the Series A Preferred Shares are entitled would account for all proceeds reasonably available to the stockholders of the Company if the Company were dissolved and wound up in its present condition;
     WHEREAS, the Company’s present condition is unlikely to change in the foreseeable future;
     WHEREAS, the Investor wishes to afford the common stockholders of the Company the opportunity to share in the proceeds in the event of a dissolution and winding up of the Company or a business combination involving a change of control of the Company;
     WHEREAS, each Series A Preferred Share is convertible, at any time at the option of the holder thereof, into such number of shares of common stock, par value $.01 per share, of the Company (the ” Common Stock”) as is equal to $1,000 together with accrued but unpaid dividends divided by the then applicable conversion price, currently $8.25;
     WHEREAS, the parties hereto desire to enter into a transaction (the ” Recapitalization”) pursuant to which the Investor will exchange all the Series A Preferred Shares outstanding at the time of exchange for shares of Common Stock, representing 70% of the shares of Common Stock outstanding (calculated on a primary basis) immediately following the Recapitalization, pursuant to a plan of reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Investor’s right to receive any accrued or declared but unpaid dividends on the Series A Preferred Shares shall be cancelled;

     WHEREAS, a special committee of disinterested directors of the Board of Directors of the Company (the “ Special Committee”) consisting of Messrs. Allan I. Brown and Joseph W. Bartlett has received the oral opinion of Greif & Co. (“ Greif”), to be confirmed in writing, stating that, based on assumptions, qualifications and limitations set forth therein, the Recapitalization is fair to the holders of the Common Stock of the Company (other than the Investor), from a financial point of view;
     WHEREAS, the Special Committee has recommended the terms of the Recapitalization to the Board of Directors of the Company and the Board of Directors has approved the terms of the Recapitalization and resolved to recommend to the Company’s stockholders that the Company’s Restated Certificate of Incorporation be amended to increase the authorized shares of Common Stock to a total of 100,000,000 shares in order to facilitate consummation of the Recapitalization and to enter into certain other amendments of the Restated Certificate of Incorporation;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
EXCHANGE
Exchange. Upon the satisfaction of the conditions set forth in Article Four and subject to the other terms and conditions set forth in this Agreement, the Investor and the Company agree that, at the Closing (as hereinafter defined), the Series A Preferred Shares outstanding at the time of exchange shall be exchanged for shares of Common Stock representing 70% of the shares of Common Stock outstanding calculated on a primary basis immediately following such exchange (the “Exchange Shares”), and the Investor’s right to receive any accrued or declared but unpaid dividends on the Series A Preferred Shares shall be cancelled. If the Closing were to occur on the date hereof, the Exchange Shares issued to the Investor at Closing would constitute 37,940,756 shares of Common Stock based on the 16,260,324 shares of Common Stock currently outstanding on a primary basis.
Closing. The closing of the Recapitalization (the “Closing”) shall take place upon the filing of the Charter Amendment (as hereinafter defined) with the Secretary of State of the State of Delaware, which filing shall take place on the first business day following the satisfaction or waiver of all of the other conditions to Closing (other than the filing with and acceptance by the Delaware Secretary of State of the Charter Amendment) set forth in Article Four hereof, or as promptly as practicable thereafter, at 10:00 a.m. Los Angeles time at the offices of the Company at 5200 W. Century Boulevard, Los Angeles, California 90045, or at such other time and place as the Special Committee and the Investor may agree, provided that all of the conditions to the Closing (other than the filing with and acceptance by the Delaware Secretary of State of the Charter Amendment) shall have been satisfied or waived in accordance with the terms herein (the date of the Closing, the “Closing Date”). The Closing may be accomplished by facsimile transmission to the respective offices of counsel for the parties hereto of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing Date.
Closing Deliveries. At the Closing, (a) the Investor shall deliver to the Company share certificates representing the Series A Preferred Shares then outstanding, together with duly executed but undated stock powers with respect to the transfer to the Company of the Series A Preferred Shares represented by such certificates, and (b) the Company will deliver to the Investor a duly executed certificate or certificates representing the Exchange Shares in the respective denomination(s) specified by Investor.
Effect of Closing. From and after the Closing, (a) the provisions of Sections 4.5 [Continuing Covenants], 5.7 [Standstill] and 5.8 [Resignation of Investor Directors] of the Securities Purchase Agreement and (b) that certain Voting Agreement, dated as of September 1, 1999, among certain individuals who were then shareholders and the Investors and its affiliates, each shall cease to be in effect.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Investor as of the date hereof and on the Closing Date, as follows:
Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.
Capitalization.
As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value (“Preferred Stock”). Immediately following the Closing, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock and no shares of Preferred Stock. As of the date hereof, 16,260,324 shares of Common Stock are issued and outstanding, and options for an additional 155,000 shares of Common Stock are issued and outstanding, resulting in 16,415,324 shares of Common Stock outstanding on a fully diluted basis. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.
Except as set forth on Section 2.02(b) of the Disclosure Schedule attached hereto (the ” Disclosure Schedule”) and except for the Exchange Shares to be issued to the Investor at Closing, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries (as hereinafter defined) is authorized or outstanding, and (except for the Exchange Shares to be issued to the Investor at Closing) there is not any commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets. As used in this Agreement, “ Subsidiary” means, with respect to the

Company, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other ownership interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.
Authorization of Agreements, etc.
The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Charter Amendment (as hereinafter defined), perform its obligations under this Agreement. Each of (i) the execution and delivery by the Company of this Agreement and (ii) subject to approval of the Charter Amendment, the performance by the Company of its obligations hereunder and the issuance, sale and delivery by the Company of all of the Exchange Shares pursuant to the terms hereof, will be duly authorized prior to the Closing by all requisite corporate and stockholder action on the part of the Company and will not violate any provision of applicable law, any order of any court or other agency of government, the Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its Subsidiaries or their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the vesting, acceleration or material modification of any benefits under any such indenture, agreement or other instrument or any compensation agreement or benefit plan of the Company or any of its Subsidiaries, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person (as hereinafter defined) upon any of the assets of the Company or any of its Subsidiaries. As used in this Agreement, “Person” means any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, or other entity or Governmental Authority (as hereafter defined).
The issuance and delivery of the Exchange Shares to the Investor hereunder are not and will not be subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any Person.
Subject to approval of the Charter Amendment, the Exchange Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of capital stock of the Company.
Validity. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
Governmental Approvals; Consents. Subject to the accuracy of the representations and warranties of the Investor set forth in Article Three and except for applicable filings and approvals, if any, required by applicable federal and state securities laws (including the filing with and approval by the Securities and Exchange Commission (the “SEC”) of a proxy statement on Schedule 14A relating to the approval of the Charter Amendment), no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency, court, instrumentality or securities exchange (each, a “Governmental Authority”) or any other third Person is or will be necessary by the Company for the valid execution, delivery and performance of this Agreement or the issuance and delivery of the Exchange Shares.
Fairness Opinion. The Special Committee has received the oral opinion of Greif to the effect that, based on assumptions, qualifications and limitations described to the Board of Directors of the Company, the Recapitalization is fair to the holders of the Common Stock of the Company (other than the Investor), from a financial point of view. Greif has represented to and agreed with the Special Committee that such oral opinion will be confirmed in a written opinion delivered to the Company’s Board of Directors no later than June 20, 2008.
REPRESENTATIONS, WARRANTIES AND AGREEMENT OF THE INVESTOR
     The Investor represents and warrants to and agrees with the Company as of the date hereof and on the Closing Date as follows:
Organization. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited partnership power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.
Authorization. The Investor has the limited partnership power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the Investor of this Agreement and the exchange of the Series A Preferred Shares by the Investor, and the cancellation of the Investor’s right to receive any accrued or declared but unpaid dividends on the Series A Preferred Shares, have been duly authorized by all requisite action on the part of the Investor and will not violate any provision of applicable law, any order of any court or other agency of government, the limited partnership agreement or other governing documents of the Investor or any provision of any indenture, agreement or other instrument to which the Investor or the Investor’s properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the vesting, acceleration or material modification of any benefits under any such indenture, agreement or other instrument or any compensation agreement or benefit plan of the Investor, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person upon any of the assets of the Investor.
Validity. This Agreement has been duly executed and delivered by the Investor. This Agreement constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.
Investment Representations.
The Investor is acquiring the Exchange Shares for the Investor’s own account, for investment, and not with a view toward the resale or distribution thereof.

The Investor understands that the Exchange Shares are not, and at Closing will not be, registered under the Securities Act of 1933, as amended (the “ Securities Act”), or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.
The Investor has the ability to bear the economic risks of the investment in the Exchange Shares for an indefinite period of time. The Investor further acknowledges that it has access to copies of the Company filings with the SEC and has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the Recapitalization.
The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of its investment in the Exchange Shares. The Investor further represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act.
Governmental Approvals; Consents. Except for filings required by applicable federal and state securities laws, no registration or filing with, or consent or approval of, or other action by, any Governmental Authority or any other third Person is or will be necessary by the Investor for the valid execution, delivery and performance of this Agreement or the acquisition of the Exchange Shares.
Ownership of Shares. The Investor is the record and beneficial owner of all the issued and outstanding Series A Preferred Shares, together with the right to receive any accrued but unpaid dividends thereon. Neither the Investor nor any of its affiliates owns or controls, in either case directly or indirectly, any shares of the Company’s Common Stock.
CONDITIONS PRECEDENT
Conditions Precedent to the Obligations of the Investor in connection with the Closing. The obligations of the Investor to consummate the Recapitalization are subject to the satisfaction (or waiver by the Investor) of the following conditions at or prior to the Closing:
Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.
Performance. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.
All Proceedings Consummated. All corporate and other proceedings to be taken by the Company, including consummation of the Charter Amendment, shall have been taken or obtained by the Company.

Legal Proceedings. On the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court or arbitrator of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any Governmental Authority shall be in effect that would, and no action, litigation or proceeding shall be pending before any court, arbitrator or Governmental Authority of competent jurisdiction seeking to, prevent the consummation of, or otherwise relating to, the transactions contemplated by this Agreement.
Necessary Approvals. All necessary governmental and regulatory consents and approvals and necessary third party consents shall have been obtained, and there shall have been no amendments to the Company’s Restated Certificate of Incorporation (except substantially as set forth in the Charter Amendment) and the Special Committee shall not have modified or withdrawn its recommendation of the Recapitalization or the Charter Amendment.
Stockholder Approval. The amendments of the Company’s Restated Certificate of Incorporation set forth in Exhibit A hereto (the “Charter Amendment”) shall have been approved by (i) the affirmative vote of a majority of the outstanding shares of the Common Stock and the Preferred Stock, voting as a single class, and (ii) the affirmative vote of a majority of the outstanding shares of Common Stock voting at the special meeting excluding the Series A Preferred Shares, and the Charter Amendment shall have been filed with, and accepted by, the Secretary of State of the State of Delaware.
Conditions Precedent to the Obligations of the Company in Connection with the Closing. The obligations of the Company to consummate the Recapitalization are subject to the satisfaction (or waiver by the Company, which waiver shall require approval by the Special Committee) of the following conditions at or prior to the Closing:
Representations and Warranties to Be True and Correct. The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.
Performance. The Investor shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.
All Proceedings Consummated. All proceedings to be taken by the Investor and all waivers and consents to be obtained by the Investor in connection with the transactions contemplated hereby shall have been taken or obtained by the Investor.
Legal Proceedings. On the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court or arbitrator of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any Governmental Authority shall be in effect that would, and no action, litigation or proceeding shall be pending before any court, arbitrator or Governmental Authority of competent jurisdiction seeking to, prevent the consummation of, or otherwise relating to, the transactions contemplated by this Agreement.
Necessary Approvals. All necessary governmental approvals and regulatory approvals and necessary third party consents shall have been obtained, and there shall have been no amendments to the Company’s Restated Certificate of Incorporation (except substantially as set forth in the Charter Amendment) and no new Related Party Transaction other than the transactions contemplated hereby.
Stockholder Approval. The Charter Amendment shall have been approved by (i) the affirmative vote of a majority of the outstanding shares of the Common Stock and the Preferred Stock, voting as a single class, and (ii) the affirmative vote of a majority of the outstanding shares of Common Stock voting at the special meeting, excluding the Series A Preferred Shares, and the Charter Amendment shall have been filed with, and accepted by, the Secretary of State of the State of Delaware.
COVENANTS
Proxy Statement. As promptly as practicable after the date hereof, but in any event within 30 days after the date of this Agreement, the Company shall, at its sole expense, prepare and file with the SEC, and the Investor shall cooperate with the Company in such preparation and filing of, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use its reasonable best efforts to furnish the information required to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and thereafter, within five days of receiving SEC clearance, to mail the proxy statement to the Company’s stockholders. Such preliminary proxy statement as filed with the SEC and the proxy statement subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) is herein referred to as the “Proxy Statement.”
Stockholder Approval. The Company shall call a special meeting of the Company’s stockholders to take place as soon as reasonably possible following the date hereof, in accordance with the procedures and requirements set forth in the Company’s Bylaws, for the purpose of voting on the approval of the Charter Amendment. At such special meeting, the Company shall present the Charter Amendment and the Investor shall (a) vote or cause to be voted all of the Series A Preferred Shares held by it or its affiliates (whether in a class vote by the Preferred Stock and/or in a vote together with the Common Stock as requested by the Company) in favor of the approval of the Charter Amendment and (b) provide the Company with all information concerning it which is necessary to be included in the Proxy Statement. The Company shall, subject to the fiduciary duties of the Board of Directors of the Company (including the Special Committee), recommend approval of the Charter Amendment to the Company’s stockholders in accordance with applicable law. The parties agree that, in addition to any requirements under applicable law, the approval of the Charter Amendment shall require the affirmative vote of holders of a majority of the outstanding shares of Common Stock voting at the special meeting (excluding the Series A Preferred Shares).
Acknowledgement and Undertaking. The Company agrees and acknowledges that the transactions described in Section 1.01 are intended to be exempt from Section 16(b) of the Exchange Act pursuant to the rules promulgated thereunder, applicable law and SEC releases and interpretations, and will, from time to time, as and when requested by any of the Investor, execute and deliver or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further actions as any the Investor may reasonably deem necessary and desirable to facilitate and effect any such exemption.
Independent Directors.
In the event that the Closing occurs, until the earliest to occur of (i) the consummation of a Business Combination (as defined in Exhibit A), (ii) the dissolution and liquidation of the Company after the Termination Date (as defined in Exhibit A) or (iii) the consummation of a Qualified Offer (as defined in Section 5.06), Investor shall, and will cause its Board of Director representatives and its affiliates, as the case may be, to, nominate or renominate, and at any meeting of the stockholders of the Company, however called, or in any action by written consent, vote (or give their written consent as to) all of the shares of Common Stock owned or controlled directly or indirectly by it or its affiliates to elect or re-elect Allan I. Brown and Joseph W. Bartlett or, in the event of the unwillingness or incapacity of one or both of such persons to serve, substitute Independent Directors (unaffiliated with Investor and independent in accordance with Nasdaq Marketplace Rule 4200(a)(15)) approved by a majority of the Independent Directors then on the Board of Directors. Investor agrees to vote, and to cause its affiliates to vote, its and their respective shares of Common Stock at all times so that prior to the earliest to occur of (x) the consummation of a Business Combination or a Qualified Offer or (y) the dissolution and liquidation of the Company after the Termination Date, thirty percent (30%) of the members of the Board of Directors, rounded up or down to the nearest director, shall be Independent Directors, and in any event no less than two directors.
In the event of any annual meeting or special meeting of the stockholders of the Company or in any action by written consent prior to the earliest to occur of (i) the consummation of a Business Combination or a Qualified Offer or (ii) the dissolution and liquidation of the Company after the Termination Date, the notice of which states that, or the action by written consent which provides for, the removal for “cause” of one or more Independent Directors is among the purposes of the meeting or written consent, Investor agrees to vote or consent, as applicable, and to cause its affiliates to vote or consent, as applicable, its and their respective shares of Common Stock with respect to such removal proposal on a pro rata basis in accordance with the votes of the other holders of the outstanding shares of capital stock of the Company entitled to vote thereon (other than the Investors and its affiliates).
Investor agrees that until the earliest to occur of (i) the consummation of a Business Combination or a Qualified Offer or (ii) the dissolution and liquidation of the Company after the Termination Date, the sale or other transfer or disposition of any shares of Common Stock by Investor or its affiliates (other than a sale pursuant to Rule 144 (including Rule 144(e)(1)) promulgated by the SEC under the Securities Act) shall be conditioned upon the acquirer or other transferee or recipient agreeing to be bound by this Agreement in a writing reasonably satisfactory to the Independent Directors.
Related Party Transactions. From the Closing until the earliest to occur of (x) the consummation of a Business Combination or a Qualified Offer, or (y) the dissolution and liquidation of the Company after the Termination Date, the Board of Directors of the Company shall not take, authorize or permit a Related Party Transaction without the concurrence of a majority of the Independent Directors (but in any event at least one Independent Director). As used herein, a

“Related Party Transaction” means any agreement, transaction or other corporate reorganization or recapitalization (including, without limitation, the purchase, sale, transfer, lease or exchange of any property, any investment made by the Company in a third party or by a third party in the Company, a Business Combination, or the rendering of any service) between the Company or any Subsidiary, on the one hand, and Investor or any employee, designee, representative, or affiliate thereof or any company in which Investor has, directly or indirectly, an investment, on the other hand, and including any reverse stock split or combination of shares of the Company; in each case except for (a) the continuation of existing arrangements disclosed in SEC filings on or prior to the date hereof on substantially the same terms, (b) those agreements, transactions, reorganizations or recapitalizations specifically contemplated by the terms of this Agreement, or (c) any amounts or benefits received in connection with any services rendered as directors of the Company to which all other directors of the Company are entitled in connection with services rendered as directors of the Company. For the avoidance of doubt, in no event shall any of the following be (or be deemed to be) a Related Party Transaction: (i) a Business Combination in which the shares of Common Stock held by Investor and its affiliates are treated on a pro rata basis with the other outstanding shares of Common Stock and in which Investor and its affiliates do not have a material conflict of interest (such as an ownership interest in the counterparty to such transaction), (ii) the sourcing by Investor or its affiliates of a Business Combination that does not otherwise qualify as a Related Party Transaction, (iii) the side by side investment by Investor or its affiliates in the surviving entity as long as they invest on the same terms as the Company invests, that does not otherwise qualify as a Related Party Transaction, (iv) the receipt by the Investor or any affiliate thereof of a deal fee (not to exceed 1%) in a Business Combination that does not otherwise qualify as a Related Party Transaction that is sourced by the Investor or its affiliates, or (v) a management agreement between Investor or any affiliate thereof, on the one hand, and the surviving entity in a Business Combination that does not otherwise qualify as a Related Party Transaction, which management agreement would only be effective upon or following the consummation of the Business Combination and be on terms and conditions consistent with the past practices of affiliates of the Investor and the management agreements entered into by such affiliates of the Investor but in no event less favorable to the Company than the management agreement previously in effect between an affiliate of Investor and the Company.
Qualified Offer.
Under certain circumstances as provided in the Charter Amendment, subject to stockholder approval thereof, if the Company does not consummate a Business Combination prior to the Termination Date, it is required to thereafter dissolve and liquidate. In the event that a letter of intent, agreement in principle or a definitive agreement to complete a Business Combination has not then been entered into by the Company, the Investor and/or its affiliates may, in connection with the provisions of Section 4C of the Charter Amendment, determine to commence a Qualified Offer no earlier than one hundred and twenty (120) days and no later than sixty (60) days prior to the Termination Date (such period, the “Right to Offer Period”) by offering to purchase all of the outstanding shares of the Company’s common stock that they do not already own at a per share price determined by dividing the Liquidation Value by the total number of shares of Common Stock outstanding on a fully-diluted basis (calculated on a treasury basis). The Liquidation Value shall be determined in accordance with Sections 5.06(b) and 5.06(c). During any time in which Investor shall be permitted to make an offer under this Section 5.06(a), the Company shall make available to the Investor such information regarding the business, properties, assets, condition (financial or otherwise) and results of operations of the Company reasonably requested by the Investor.
Any offer by the Investor under Section 5.06(a) shall not be a Qualified Offer if it is subject to any financing or due diligence contingency or subject to any conditions other than conditions that are reasonable and customary for similar transactions, and shall comply with all applicable laws and regulations; provided, however, that notwithstanding the foregoing, such offer shall nonetheless constitute a Qualified Offer if all such contingencies or conditions (other than conditions that are reasonable and customary for similar transactions) are thereafter satisfied or waived.
As used herein, the term (i) “Qualified Offer” shall mean an offer to purchase meeting the requirements of this Section 5.06 and (ii) “Liquidation Value” shall mean the amount the holders of all of the Company’s outstanding shares of common stock (including shares held by the Investor and its affiliates) would receive in the aggregate upon the liquidation of the Company. The determination of Liquidation Value shall be subject to approval by the Board of Directors of the Company and a majority of the Independent Directors. In the event that Liquidation Value is not so determined within ten (10) days after the Investor notifies the Board of Directors in writing that it wishes to make a Qualified Offer, Liquidation Value shall be determined by a recognized investment bank selected by Investor with the consent of at least one Independent Director (such consent not to be unreasonably withheld or delayed). Upon the determination of Liquidation Value, the Investor shall determine whether or not to proceed to commence a Qualified Offer. In any event, the Qualified Offer must be consummated on or before the Termination Date.
In the event that the officers of the Company are required under Section 4.B of Article XII of the Charter Amendment to take all such actions necessary to dissolve and liquidate the Company as soon as reasonably practical, the Investor agrees to vote, and to cause its affiliates to vote, its and their respective shares of Common Stock at all times for such dissolution and liquidation and otherwise take commercially reasonable steps to support such officers’ actions.
No New Issuances. From the date hereof until the closing of the Recapitalization, the Company will not issue, and the Investor and its affiliates will not take steps to cause the Company to issue, any shares of capital stock (other than pursuant to the exercise of outstanding options listed on Schedule 2.02(b)), or any subscription, warrant, option, convertible security, stock appreciation or other right to purchase or acquire any shares of capital stock, of the Company or any of its Subsidiaries, other than the Exchange Shares to be issued to the Investor pursuant to and as part of the Recapitalization.
MISCELLANEOUS
Restrictive Legends. Each certificate representing Exchange Shares, and any shares of capital stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the following legend:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. NEITHER THIS SECURITY NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (ii) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.
Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:
if to the Company, to:

Simon Worldwide, Inc.
5200 W. Century Boulevard
Los Angeles, CA 90045
Fax: (310) 417-4660
Attn: Chief Executive Officer
with copies to:
Allan I. Brown
Special Marketing Strategies, LLC
1121 El Retiro Way
Beverly Hills, CA 90210
Fax: (310) 860-2595
and:
Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Fax: (310) 788-1200
Attention: Barry L. Dastin, Esq.

if to the Investor to:
Overseas Toys, L.P.
c/o The Yucaipa Companies
10000 Santa Monica Boulevard, 5th Floor
Los Angeles, California 90067
Fax: (310) 789-7201
Attention: Mr. Robert Bermingham
with a copy to:
Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071
Fax: (213) 683-4052
Attention: Judith T. Kitano, Esq.
or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.
Press Releases and Public Announcements. All public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and Investor except to the extent such disclosure is reasonably believed by the Company or Investor following consultation with counsel to be required by law or by regulation (including any applicable exchange); provided that prior to making any such required disclosure the disclosing party should use its reasonable effects to consult with the Company and Investor.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.
Entire Agreement. This Agreement with Exhibit A constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except as set forth in Section 6.08.
Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any party hereto. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto.
Termination.
This Agreement may be terminated at any time prior to the Closing:
by mutual written agreement of the Company (with the approval of the Special Committee) and Investor;

by the Investor, at any time after June 20, 2008, if the written opinion of Greif described in Section 2.06 is not received by the Board of Directors on or before June 20, 2008.
by the Company or Investor if the Closing shall not have been consummated on or before the date 120 days after the date of this Agreement, unless extended by agreement of the Company (with the approval of the Special Committee) and the holder(s) of not less than 50.1% of the Series A Preferred Shares; or
by either the Company or Investor if consummation of the transactions contemplated hereby to be consummated on the Closing Date would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.
The party desiring to terminate this Agreement pursuant to Section 6.07(a)(ii), (iii) or (iv) hereof shall promptly give notice of such termination to the other party.
If this Agreement is terminated as permitted by this Section 6.07, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) material failure of either party to perform a covenant of such party in this Agreement or (iii) material breach by either party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach. The provisions of this Article Six shall survive any termination hereof pursuant to this Section 6.07.
Amendments and Waivers.
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, by the Company (with the approval of the Special Committee) and holders of not less than 50.1% of the outstanding Series A Preferred Shares; provided that after the Closing, any material amendment or waiver of Section 5.04 or Section 5.05 of this Agreement must be approved by the affirmative vote of (i) Investor and (ii) either (A) a majority of the Independent Directors, or (B) at least a majority of the shares of Common Stock excluding those held owned or controlled, directly or indirectly, by the Investor or its affiliates.
No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Expenses. Each of the parties hereto shall bear its own expenses (including fees and expenses of legal counsel, financial advisors and other representatives and consultants) in connection with the negotiation, documentation and consummation of the transaction contemplated hereunder.

[The remainder of this page intentionally has been left blank.]

     IN WITNESS WHEREOF, the Company and the Investor have executed this Agreement as of the day and year first above written.

COMPANY

SIMON WORLDWIDE, INC.

By:	/s/ Joseph Anthony Kouba
Name:	Joseph Anthony Kouba
Title:	President

INVESTOR

OVERSEAS TOYS, L.P.

By: Multi-Accounts, LLC
Its: General Partner

By: OA3, LLC
Its: Managing Member

By:	/s/ Robert Bermingham
Name:	Robert Bermingham
Its:	Vice President and Secretary

CHARTER AMENDMENT
ARTICLE IV
     The total number of shares of stock which the Corporation shall have the authority to issue is 100,000,000 shares of Common Stock, $.01 par value.
ARTICLE XII
     The provisions of Sections 1 through 4 of this Article XII shall apply during the period (the ” Article XII Effective Period”) commencing on the closing of the recapitalization of the Corporation pursuant to that certain Exchange and Recapitalization Agreement dated June 11, 2008 (the “ Recapitalization Agreement”) by and among the Corporation and the investors party thereto (the “ Recapitalization”), and terminating upon the earliest to occur of the dissolution and liquidation of the Company after the Termination Date (as defined below), the consummation of a Qualified Offer (as defined in the Recapitalization Agreement) or the consummation of any Business Combination, after which all of the provisions of this Article XII (except for the provisions of Section 1 below) shall terminate in their entirety and be of no further force or effect. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, stock purchase or asset acquisition, of a business (“ Target Business”) having, collectively, an aggregate purchase price or fair market value of at least (i) 80% of the Corporation’s net assets at the time of such acquisition, or (ii) Fifteen Million Dollars ($15,000,000). For purposes of this Article XII, the fair market value of the Target Business shall be determined by the Board of Directors in good faith.
     Section 1. Recapitalization.
     Upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware, the issued and outstanding shares of Series A Preferred Stock (including all rights to accrued or declared but unpaid dividends thereon) shall be automatically converted into an aggregate of [                    ]1 shares of Common Stock and the right to receive any accrued or declared but unpaid dividends on the Series A Preferred Shares shall be cancelled.
     Section 2. Number of Directors; Independent Directors; Removal of Independent Directors.
     Notwithstanding the provisions of Article VII above, during the Article XII Effective Period:
A. The number of directors of the Corporation shall be seven (7) members, at least thirty percent (30%) of which, rounded up or down to the nearest director, but at least two of whom (“Independent Directors”) prior to the consummation of a Business Combination or a Qualified

[1]	This figure will be a number equal to 70% of the shares of Common Stock outstanding (calculated on a primary basis) following the Recapitalization (as such term is defined in the Recapitalization Agreement), which outstanding shares shall be comprised solely of the shares of Common Stock outstanding at the time of the execution of the Recapitalization Agreement and any shares issued pursuant to the exercise of any options listed on Schedule 2.02(b) between the date of the Recapitalization Agreement and the consummation of the Recapitalization. By way of example only, if none of the outstanding stock options listed on Section 2.02(b) of the Disclosure Schedule to the Recapitalization Agreement are exercised, the number of shares of Common Stock outstanding immediately prior to the closing of the Recapitalization will not change from the 16,260,324 shares of Common Stock outstanding as of the date of the Recapitalization Agreement and, accordingly, 37,940,756 shares of Common Stock would be issued to Overseas Toys, L.P. upon closing of the Recapitalization.

Offer shall be unaffiliated with and independent of (in accordance with Nasdaq Marketplace Code 4200(a)(15)) Overseas Toys, L.P. and its affiliates (collectively “Overseas Toys”); provided that the aggregate number of directors may be increased or decreased from time to time by the board of directors of the Corporation, but in no case shall the number of directors be less than three nor more than fifteen.
B. Any vacancy which causes the number of Independent Directors to be less than that required by this Section 2 prior to the consummation of a Business Combination or a Qualified Offer shall be filled as soon as reasonably practicable after the occurrence of such vacancy by adding additional Independent Directors.
C. Any Independent Director may be removed from office by the stockholders only for “cause” (within the meaning of Section 141(k) of the Delaware General Corporation Law) and only in the following manner: At any annual meeting or special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of one or more Independent Directors is among the purposes of the meeting, the affirmative vote of (i) the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, excluding those owned or controlled, directly or indirectly, by Overseas Toys, or its affiliates, shall be required to remove such Independent Director or Independent Directors for cause.
     Section 3. Amendments to Article XII.
     Notwithstanding the provisions of Article X above, any amendment, repeal (other than upon the termination of the Article XII Effective Period as set forth in the first sentence of this Article XII) or other alteration of this Article XII shall require the affirmative vote of (i) the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, excluding those owned or controlled, directly or indirectly, by Overseas Toys, or its affiliates.
     Section 4. Related Party Transactions, Qualified Offer and Business Combination.
     A. The approval of the Board of Directors (including the approval of a majority of the Independent Directors but in any event at least one Independent Director) shall be required for any Business Combination that is a Related Party Transaction (as defined in the Recapitalization Agreement). This paragraph A shall not apply to a Business Combination that is not a Related Party Transaction.
     B. In the event that the Corporation does not consummate a Business Combination by the later of (i) December 31, 2010 or (ii) December 31, 2011 in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed on or prior to December 31, 2010 but the Business Combination was not consummated prior to such time (such later applicable date being referred to as the “ Termination Date”), and no Qualified Offer shall have been previously consummated, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.

     C. Notwithstanding the foregoing, the Corporation shall not be required to be dissolved and liquidated if Overseas Toys and/or any affiliate thereof shall have made a Qualified Offer no earlier than one hundred and twenty (120) days and at least sixty (60) days prior to the Termination Date and shall have consummated such Qualified Offer by having purchased all shares of stock properly and timely tendered and not withdrawn pursuant to the terms of the Qualified Offer.
     D. Unless and until the earliest to occur of the consummation of a Business Combination or a Qualified Offer or the dissolution or liquidation after the Termination Date, the Corporation may not consummate directly or indirectly any other business combination or any merger, capital stock exchange or stock purchase or any asset acquisition outside the ordinary course of business.